Mutual Sales and Marketing Agreement

This agreement is by made between Global WholeHealth Partners Corp, a Nevada Corporation located at 2227 Avenida Oliva, San Clemente, CA 92673, a public company, symbol (OTC:GWHP) and Nunzia Pharmaceutical Inc. a Utah corporation located at 1627 W 14th St, Long Beach, CA 90813, a public company, symbol (OTC:NUNZ).

Conditions

This agreement sets forth terms and conditions on the mutual abilities for each company to share their products for sell under nonexclusive but favorable conditions and prices. Giving each company a priority to the other company's new products at special mutual discounts, and to assist in this Sale and Marketing partnership are the conditions of this agreement.

Terms:

This agreement is to be for 5 years and will automatically renew for an additional 5 years, if not voided. This agreement can be void by either party with a 90 day notice in writing. The automatic cancelation of this agreement are for the following reasons:

1. Bankruptcy by either party
2. SEC violations by either party
3. Change in management that is not agreeable by the other party
4. No sales for a period of 2 years by either company's products

The consummation of this agreement is defined by each company transferring shares of its common stock to the other company. The parties hereby agree to transfer 5,000,000 shares of each company's common stock to the other. Global WholeHealth Partners Corp will transfer 5,000,000 of common restricted shares to the name of Nunzia Pharmaceutical Inc; whereas Nunzia Pharmaceutical Inc. will transfer 5,000,000 shares of its common restricted shares to Global WholeHealth Partners Corp.

The transfer of shares is a like for like transfer.

Global WholeHealth Partners Corp.

By: ______________________

F. Rene Álvarez 04/12/21

Nunzi Pharmaceutical Inc.

DocuSigned by:

By: Michael Mitsunaga

3F4781E5B95447C...

Michael Mitsunaga 04/12/21